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Exhibit 3.1.6

(DE Secretary of State Stamp)


                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                    OF AMERICOM NETWORKS INTERNATIONAL, INC.

         AMERICOM NETWORKS INTERNATIONAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

First:    Article I is hereby amended in its entirety to read:

                                    ARTICLE I

                                      NAME

The name of the Corporation shall be "Highland Ridge, Inc."

Second:  Article VI, is hereby amended to read as follows:

                                   ARTICLE VI

                                  CAPITAL STOCK

Each fifty (50) shares of Common Stock outstanding at 9:00 a.m. on August 15, 2008 shall be deemed to be one (1) share of Common Stock of the Corporation, par value $0.001 per share. There shall be no fractional shares. Odd lots shall be rounded up

The total number of shares of stock which the Corporation shall have the authority to issue is 310,000,000, of which 300,000,000 shall be designated common stock, par value $.001 per share, and of which 10,000,000 shall be designated preferred stock, par value $.001 per share.

Preferred Stock:

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

No share shall be issued without consideration being exchanged, and it shall thereafter be non-assessable.

The following is a description of each class of stock of the Corporation with the preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and conditions of redemption of each class:



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FIRST: The Common Stock shall have voting rights such that each share of Common
Stock duly authorized, issued and outstanding shall entitle its holder to one vote.

SECOND: Section 1. There shall be a series of the voting preferred stock of the Company which shall be designated as the "Series B Preferred Stock," $0.001 par value, and the number of shares constituting such series shall be One Million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company. The holders of Series B Preferred Stock may be referred to herein as "Holders".

         Section 2. Voting Rights.

         The holders of shares of Series B Preferred Stock shall have the following voting rights:

         (a) Each share of Series B Preferred Stock shall entitle the holder thereof to 10 votes on all matters submitted to a vote of the stockholders of the Company.

         (b) Except as otherwise provided herein, in the Company's Articles of Incorporation or by law, the holders of shares of Series B Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

         Section 3. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Series B Preferred Stock. Each share of Series B Preferred Stock shall be convertible into ten (10) shares of Common Stock (the "Conversion Price"). In the event that the Company has not maintained sufficient common stock to allow for the conversion, at the time of a conversion election, the Company agrees to forthwith take necessary steps to amend its articles of incorporation to provide for sufficient authorized common stock to allow for conversion.

         Section 4. Dividends and Distributions.

         Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock, $0.001 par value (the "Common Stock"), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable on the same basis of the Common Stock. That is, the Company shall declare a dividend or distribution on the Series B Preferred Stock simultaneously when it declares a dividend or distribution on the Common Stock.

         Section 5. Reacquired Shares.

         Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.



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         Section 6. Ranking.

         The Series B Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 7. Fractional Shares.

         Series B Preferred Stock may be issued in fractions which are integral multiples of one one-hundredth of a share. Fractions of shares of Series B Preferred Stock may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by the Company. The holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series B Preferred Stock represented by such depositary receipts.

         Section 8.  Liquidation Preference.

         In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or not, the holders of Series B Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.00 as adjusted for stock splits, combinations, or similar events. If, upon the occurrence of a liquidation, dissolution, or winding up, the assets and surplus funds distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock based on the number of shares held and the liquidation preference of $1.00 (as adjusted). If, upon the occurrence of a liquidation, dissolution, or winding up, after the payment to the holders of Series B Preferred Stock of the preferential amount, assets or surplus funds remain in the Corporation, the holders of Series B Preferred Stock and Common Stock shall be entitled to receive all such remaining assets and surplus funds ratably on a per share owned basis.

Third: All the rest and remainder of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

Fourth:  The effective date of this Amendment shall be August 1, 2008.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 1st day of August, 2008.

                                    AMERICOM NETWORKS INTERNATIONAL, INC.



                                   By: /s/ Michael Anthony
                                       -----------------------------------------
                                       Michael Anthony, President